Exhibit 5.1

Our ref	RDS/696731-000001/19283928v1
Direct tel	+852 2971 3046
Email	richard.spooner@maples.com

SOS Limited

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

22 February 2021

Dear Sir or Madam

SOS Limited

We have acted as counsel as to Cayman Islands law to SOS Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the Company’s registration statement on Form F-3, as amended (file No. 333-252279) filed on 21 January 2021 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and declared effective on 8 February 2021, and the Company’s registration statement on Form F-3 MEF (file No. 333-253237) filed on 18 February 2021 with the SEC under the Securities Act of 1933, as amended (collectively, the “Registration Statements”), and the prospectus supplement to the Registration Statements dated 22 February 2021 (the “Prospectus Supplement”), relating to the direct registration offering by the Company of 8,600,000 American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares of par value US$0.0001 each (the “Shares”) and the ADS Purchase Warrants (as defined below) to purchase up to 4,300,000 ADSs.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Registration By Way of Continuation dated 18 August 2015, the Certificate of Incorporation On Change of Name dated 18 August 2015, and the Certificate of Incorporation On Change of Name dated 20 July 2020.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to a special resolution of the Company dated 17 July 2020 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 18 February 2021 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 10 February 2021 (the “Certificate of Good Standing”).

1.6	The Registration Statements.

1.7	The Prospectus Supplement.

1.8	Executed copies of the transaction documents listed in the Schedule (the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company will have sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Shares upon exercise of the Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly registered as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents, including:

(a)	the issue, offer and sale of:

(i)	the ADSs;

(ii)	the Shares represented by the ADSs;

(iii)	the ADS Purchase Warrants; and

(iv)	upon exercise of the ADS Purchase Warrants, the ADSs issuable upon exercise of the ADS Purchase Warrants and the Shares represented by such ADSs;

(b)	the deposit of the Shares represented by the ADSs with the Depositary (as defined below) against the issuance of the ADSs; and

(c)	the deposit of the Shares represented by the ADSs issuable upon exercise of the ADS Purchase Warrants with the Depositary (as defined below) against the issuance of the ADSs deliverable in respect of the exercise of the ADS Purchase Warrants.

3.3	The execution and delivery of the Transaction Documents do not, and the performance by the Company of its obligations under the Transaction Documents will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

3.4	The issue and allotment of the Shares (including the Shares underlying the ADSs issuable upon the exercise of the ADS Purchase Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and Prospectus Supplement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The execution, issue, delivery and performance of the ADS Purchase Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the ADS Purchase Warrants by an Authorized Officer (as defined in the Directors’ Resolutions) for and on behalf of the Company, the ADS Purchase Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

3.7	Based solely on our search of the Register of Writs and Other Originating Process (the “Court Register”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of registration of the Company to the close of business (Cayman Islands time) on 18 February 2021 (the “Litigation Search”), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (“Originating Process”) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

3.8	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution, creation or delivery of the Transaction Documents by and on behalf of the Company;

(b)	subject to the payment of the appropriate stamp duty, enforcement of the Transaction Documents against the Company; or

(c)	the performance by the Company of its obligations under the Transaction Documents.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.3	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.4	The phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	Reference in this opinion to a “deposit” of Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary (or its nominee or custodian) of the Shares by the Company, and the registration of the Depositary (or its nominee or custodian) in the register of members of the Company as the registered holder of such Shares, all for the purpose of enabling the Depositary to issue ADSs representing such Shares.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders of Her Majesty in Council and sanctions imposed by Cayman Islands authorities, under Cayman Islands legislation.

4.7	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Schedule

Transaction Documents

1.	Letter of engagement dated 12 November 2020 between the Company and Maxim Group LLC (the “Placement Agent”)

2.	Securities Purchase Agreement (the “Securities Purchase Agreement”) dated 18 February 2021 between the Company and the purchasers identified therein (namely Anson Investments Master Fund LP, Anson East Master Fund LP, Hudson Bay Master Fund Ltd., Intracoastal Capital, LLC, and L1 Capital Global Opportunities Master Fund) (together, the “Purchasers”)

3.	The following Warrants to Purchase American Depositary Shares (together, the “ADS Purchase Warrants”) issued by the Company to the Purchasers:

(i)	A Warrant to Purchase American Depositary Shares dated 22 February 2021 issued by the Company to Anson Investments Master Fund LP, in respect of up to 1,023,750 ADSs

(ii)	A Warrant to Purchase American Depositary Shares dated 22 February 2021 issued by the Company to Anson East Master Fund LP, in respect of up to 341,250 ADSs

(iii)	A Warrant to Purchase American Depositary Shares dated 22 February 2021 issued by the Company to Hudson Bay Master Fund Ltd., in respect of up to 1,935,000 ADSs

(iv)	A Warrant to Purchase American Depositary Shares dated 22 February 2021 issued by the Company to Intracoastal Capital, LLC, in respect of up to 587,500 ADSs

(v)	A Warrant to Purchase American Depositary Shares dated 22 February 2021 issued by the Company to L1 Capital Global Opportunities Master Fund, in respect of up to 412,500 ADSs

4.	Warrant Exercise Letter Agreement, dated 22 February 2021, by and between the Company and the Citibank, N.A., as depositary

5.	The deposit agreement dated 4 May 2017 made among the Company, Citibank, N.A. (the “Depositary”), and all holders and beneficial owners of ADSs issued thereunder, as amended (the “Deposit Agreement”);